Exhibit 10.22

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of April 27, 2009 between Corn Products International, Inc., a Delaware corporation (the “Company”), and Samuel C. Scott III (the “Consultant”).

WHEREAS, the Consultant announced in January 2008 his intention to retire.

WHEREAS, the Consultant has served as President of the Company since 1997 and as Chairman and Chief Executive Officer since February 2001.

WHEREAS, the Company desires to continue to receive the benefit of the Consultant’s valuable knowledge and experience with the Company by retaining the Consultant to serve as a consultant to the Company.

WHEREAS, the Consultant desires to accept such position, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:

1.             Termination of Employment.  Effective as of May 1, 2009, the Consultant will resign from his employment with the Company, from his position as a member of the Board of Directors of the Company and, except as otherwise provided in this Agreement, from all other positions the Consultant holds as an officer or member of the board of directors of any of the Company’s subsidiaries or affiliates.

2.             Term of Agreement.  The Company hereby agrees to retain the Consultant as a consultant, and the Consultant hereby agrees to be retained by the Company, upon the terms and subject to the conditions hereof for the period commencing on May 1, 2009 (the “Effective Date”) and ending on December 31, 2009, unless earlier terminated pursuant to Section 7 hereof (the “Consulting Period”).

3.             Consulting Services.  During the Consulting Period, the Consultant shall make himself available to serve in an advisory role with respect to the businesses conducted by the Company as requested by the Board of Directors or President and Chief Executive Officer of the Company.  In no event shall the Consultant be required to provide services during the Consulting Period for a number of hours greater than 20%of the average number of hours the Consultant worked for the Company for an equivalent period of time during the 36-month period preceding the Effective Date.

4.             Independent Contractor Status.  The Company and the Consultant acknowledge and agree that the Company shall not exercise general supervision or control over the time, place or manner in which the Consultant provides services hereunder, and that in performing services pursuant to this Agreement the Consultant shall be acting and shall act at all times as an independent contractor only and not as an employee, agent, partner or joint venturer of or with the Company or any entity for which the Company provides services.  The Consultant acknowledges that he is solely responsible for the payment of all Federal, state, local and foreign taxes that are required by applicable laws or regulations to be paid with respect to the amounts payable to the Consultant hereunder.

5.             Compensation.  As compensation for the consulting services to be performed by the Consultant hereunder, the Company shall pay the Consultant a consulting fee , payable in equal amounts of $83,333.33 on the last payroll date (determined by the Company’s normal payroll practices) of each calendar month during the term of this Agreement.

6.             Expenses.  The Company shall reimburse the Consultant for any reasonable business expenses incurred by the Consultant in connection with the performance of services described in Section 3.  The Company will provide an off-site office and administrative support for the period coinciding with the consulting agreement.

7.             Termination.  This Agreement may be terminated at any time by either party on 30 days prior written notice to the other party.  In the event of such termination by the Company without “cause”, the Company shall pay to the Consultant in a lump sum payment any unpaid consulting fee payable to the Consultant for the balance of Consulting Period.  Termination of the Consultant by the Company for “cause” shall mean termination by reason of (A) the Consultant’s willful engagement in conduct which involves dishonesty or moral turpitude which either (1) results in substantial personal enrichment of the Consultant at the expense of the Company or any of its subsidiaries, or (2) is demonstrably and materially injurious to the financial condition or reputation of the Company or any of its Subsidiaries, (B) the Consultant’s willful violation of the provisions of Section 8 or 9 of this Agreement or (C) the commission by the Consultant of a felony. An act or omission shall be deemed “willful” only if done, or omitted to be done, in bad faith and without reasonable belief that it was in the best interest of the Company and its subsidiaries. Notwithstanding the foregoing, the Consultant shall not be deemed to have been terminated for cause unless and until there shall have been delivered to the Consultant a written notice of termination from the Compensation and Nominating Committee of the Board or any successor thereto (the “Committee”) after reasonable notice to the Consultant and an opportunity for the Consultant , together with his counsel, to be heard before the Committee, finding that, in the good faith opinion of such Committee, the Consultant was guilty of conduct set forth above in clause (A) or (B) of the first sentence of this Section 7 and specifying the particulars in detail. The payments due to the Consultant pursuant to this Section 7 shall be paid, if the Consultant is not a “specified employee” (as that term is defined and determined under Section 409A of the Internal Revenue Code (“Section 409A”)) or if the Consultant is a specified employee, then only with respect to payments provided in this Section 7 that are not deferred compensation subject to Section 409A, as soon as administratively practicable, but in no event later than March 15 of the calendar year after the calendar year of the Consultant’s date of separation from service (as defined under Section 409A); and if the Consultant is a specified employee, for payments that are deferred compensation subject to Section 409A on the date six (6) months following the Consultant’s date of separation from service (the “Deferred Payment Date”) or as soon as administratively practicable thereafter, but in no event later than the end of the calendar year in which the Deferred Payment Date occurs, or, if later, the 15th day of the third calendar month following the Deferred Payment Date.

8.             Confidentiality.  The Consultant shall not, at any time during or after the Consulting Period, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of the Company or of any of its subsidiaries or (ii) other technical, business, proprietary or financial information of the Company or of any of its subsidiaries not available to the public generally or to the competitors of the Company or to the competitors of any of its subsidiaries (“Confidential Information”), except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or periodical or in any other media available to the general public, other than as a result of any act or omission of the Consultant, (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that the Consultant gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order, or (c) is necessary to perform properly the Consultant’s duties under this Agreement.  Promptly following the termination of the Consulting Period, the Consultant shall surrender to the Company all records, memoranda, notes, plans, reports, other documents and data, whether in tangible or electronic form, which constitute Confidential Information which he may then possess or have under his control (together with all copies thereof).

9.             Noncompetition; Nonsolicitation.

(a)           The Consultant agrees that during the Consulting Period and for a period of one year thereafter he shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business, in which the Consultant was involved or had knowledge, being conducted by, or contemplated by, the Company or any of its subsidiaries during the Consulting Period in any geographic area in which the Company or any of its subsidiaries is then conducting such business.

(b)           The Consultant further agrees that during the Consulting Period and for a period of one year  thereafter he shall not (i) in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or any of its subsidiaries to terminate or abandon his or her employment for any purpose whatsoever or (ii) in connection with any business to which Section 9(a) applies, call on, service, solicit or otherwise do business with any customer of the Company or any of its subsidiaries.

(c)           Nothing in this Section 9 shall prohibit the Consultant from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as the Consultant has no active participation in the business of such corporation.

10.          Arbitration.  Except as otherwise set forth in Section 11 hereof, any dispute or controversy between the Company and the Consultant, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in Chicago, Illinois, administered by the American Arbitration Association, with any such dispute or controversy arising under this Agreement being so administered in accordance with its Commercial Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

11.          Enforcement.  The parties hereto agree that the Company and its subsidiaries would be damaged irreparably in the event that any provision of Sections 8 and 9 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach.  Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).  The Consultant agrees that he will submit himself to the personal jurisdiction of the courts of the State of Illinois in any action by the Company to enforce an arbitration award against him or to obtain interim injunctive or other relief pending an arbitration decision.

12.          Representations.  The Consultant represents and warrants to the Company that the execution, delivery and performance of this Agreement by the Consultant does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Consultant is a party or by which he is bound.

13.          Survival.  Sections 8 and 9 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Consulting Period.

14.          Notices.  All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Corn Products International, Inc., 5 Westbrook Corporate Center, Westchester, Illinois 60654, Attention: General Counsel  , facsimile (708) 551-2801, and if to the Consultant, to the Consultant’s address set forth in the Company’s records.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (i) delivered personally or by overnight courier, or (ii) sent by facsimile, with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section.

15.          Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

16.          Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

17.          Successors and Assigns.  This Agreement shall be enforceable by the Consultant and his heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns.

18.          Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to principles of conflict of laws.

19.          Amendment and Waiver.  The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Consultant, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

20.          Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CORN PRODUCTS INTERNATIONAL, INC.

By:	/s/ William S. Norman
William S. Norman
Lead Director and Chairman, Corporate Governance and Nominating Committee

Accepted:

/s/ Samuel C. Scott III
Samuel C. Scott III